EXHIBIT 21

Subsidiaries of the Registrant

Access Pharmaceuticals Australia Pty. Limited, a New South Wales, Australia company

MacroChem Corporation, a Delaware company

Virium Pharmaceuticals, Inc., a Delaware company

Somanta Pharmaceuticals, Inc., a Delaware company

Tacora Corporation, a Delaware company

Virologix Corporation, a Delaware company